Ex. 99.1

Senmiao Technology Announces Over 620,000 Completed Rides on Its XXTX Ride-Hailing Platform in December 2020

CHENGDU, China, Jan. 5, 2021 /PRNewswire/ -- Senmiao Technology Limited ("Senmiao") (Nasdaq: AIHS), a financing and servicing company focused on the online ride-hailing industry in China as well as an operator of its own online ride-hailing platform, today announced operating metrics for its proprietary online ride-hailing platform, Xixingtianxia (known as XXTX), for the month of December 2020 which showed a significant increase in number of completed rides (or orders) and active ride-hailing drivers who completed rides on its platform (or Active Drivers).

Senmiao announced the launch of XXTX in late October 2020 to ride-hailing drivers in Chengdu, China, one of Senmiao's core cities with a population of approximately 16 million. In December 2020, Senmiao expanded the availability of XXTX to Changsha, China, with a population of approximately 8 million. Since the October 2020, over 1.3 million rides have been completed using XXTX, including over 620,000 rides during December 2020 despite concerns over the re-occurrence of COVID-19 in Chengdu that arose over the past few weeks. The average monthly growth rate of the number of orders and the Active Drivers during the three months ending December 31, 2020 was approximately 96% and 66%, respectively, representing strong growth since the launch of XXTX.

During November and December 2020, which were the first two full months of XXTX's operation since Senmiao acquired the platform, Senmiao also saw a significant increase in the numbers and gross amount of rides following its strategic cooperation with Gaode Map and Meituan, two well-known ride-hailing aggregation platforms in Chengdu. Senmiao also saw strong adoption of XXTX in Changsha since the launch in late December, although the platform is still in the early stage of development. The average price per ride varies greatly depending on distance and time of day.

The table below presents the approximate, unaudited operating metrics of XXTX for the quarter ended December 31, 2020.

	Completed orders of XXTX (in thousands)	Gross amount of orders of XXTX ($ in thousands USD)	Active Drivers
October 2020	161	531	1,833
November 2020	537	1,646	3,409
December 2020	620	1,862	5,035
Cumulative	1,318	4,039	N/A

In addition, as of December 31, 2020, approximately 19% of the XXTX Active Drivers also lease automobiles from Senmiao, which demonstrates early results from Senmiao's strategy to cross sell its core ride-hailing focused automobile finance and leasing business with the newer XXTX business.

About Senmiao Technology Limited

Headquartered in Chengdu, Sichuan Province, Senmiao provides automobile transaction and related services including sales of automobiles, facilitation and services for automobile purchase and financing, management, operating lease, guarantee and other automobile transaction services as well as operates its own ride-hailing platform aimed principally at the growing ride-hailing market in Senmiao's areas of operation in China. For more information about Senmiao, please visit: http://www.senmiaotech.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements (including those relating to the operation of Senmiao's XXTX ride-hailing platform in Changsha and Chengdu, China) are subject to significant risks, uncertainties and assumptions, including those detailed from time to time in the Senmiao's filings with the SEC, and represent Senmiao's views only as of the date they are made and should not be relied upon as representing Senmiao's views as of any subsequent date. Senmiao undertakes no obligation to publicly revise any forward-looking statements to reflect changes in events or circumstances.

For more information, please contact:

At the Company:
Yiye Zhou
Email: edom333@ihongsen.com
Phone: +86 28 6155 4399

Investor Relations:
The Equity Group Inc.	In China
Adam Prior, Senior Vice President	Lucy Ma, Associate
(212) 836-9606	+86 10 5661 7012
aprior@equityny.com	lma@equityny.com

© 2020 Senmiao Technology Ltd. All rights reserved.